Exhibit 99.2

NAVIENT REPORTS SECOND-QUARTER 2018 FINANCIAL RESULTS

WILMINGTON, Del., July 24, 2018 — Navient (Nasdaq: NAVI) today released its second-quarter 2018 financial results.

OVERALL RESULTS

•   GAAP net income was $83 million ($0.31 diluted earnings per share) in second-quarter 2018, compared with $112 million ($0.39 diluted earnings per share) for the year-ago quarter.

•   Second-quarter 2018 and 2017 diluted Core Earnings(1) per share were $0.52 and $0.44, respectively, excluding restructuring and regulatory-related expenses of $10 million and $3 million, respectively.

•   Core Earnings(1) for the quarter were $131 million ($0.49 diluted Core Earnings per share), compared with $123 million ($0.43 diluted Core Earnings per share) for the year-ago quarter. The increase in diluted earnings per share was primarily the result of lower expenses, a reduction in income tax expense due to the new tax law, and fewer common shares outstanding.

CEO COMMENTARY – “We continue to deliver positive results across the company,” said Jack Remondi, president and CEO, Navient. “Private credit performance was excellent, with charge-offs improving by 39 percent year over year. Our student loan refinancing products allow an increasing number of millennials to refinance their student loans and save thousands in interest expense. We added new healthcare clients in the quarter, contributing to our strong fee revenue growth. And, we remain focused on improving our overall operating efficiency that, together with our talented workforce, positions us well for the future.”

HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• On July 3rd, closed on a strategic agreement with First Data related to Navient’s student loan technology platform creating a more effective long-term variable cost structure for the business.
CONSUMER LENDING SEGMENT	• Originated $629 million of Private Education Refinance Loans, a 26 percent increase from the first quarter of 2018. • Private Education Loan charge-offs decreased 39 percent from year-ago quarter.
BUSINESS PROCESSING SEGMENT	• Business processing fee revenue increased 23 percent from year-ago quarter. • Healthcare revenue grew 33 percent from year-ago quarter.
CAPITAL

•   Repurchased 4.3 million common shares for $60 million on July 2, 2018 through a derivative contract. $100 million repurchase authority remains.

•   Paid common stock dividend of $0.16 per share.

•   The tangible net asset ratio(1) improved to 1.23x at June 30, 2018.

FUNDING & LIQUIDITY	• Issued $997 million in FFELP Loan ABS, $521 million in Private Education Loan ABS, and $500 million in unsecured debt. • Retired or repurchased $1.3 billion of senior unsecured debt.
EXPENSES

•   Second-quarter 2018 and 2017 Core Earnings expenses were $193 million and $227 million, respectively, excluding restructuring and regulatory-related expenses of $10 million and $3 million, respectively.

•   The $34 million decrease from the year-ago quarter was due to the release of a $40 million reserve. This was partially offset by $25 million of operating costs in businesses acquired in 2017 (Duncan Solutions in July 2017 and Earnest in November 2017) and $10 million due to a new revenue recognition accounting standard. The remaining $29 million reduction in expenses was primarily a result of ongoing cost-saving initiatives across the company.

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see page 5.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In its Federal Education Loans segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q18	1Q18	2Q17
Net interest income	$166	$171	$179
Provision for loan losses	40	10	10
Other revenue	102	102	128

Total revenue	228	263	297
Expenses	36	80	79

Pre-tax income	192	183	218

Net income	$148	$141	$138

Segment net interest margin	.82%	.83%	.81%
FFELP Loans:
FFELP Loan spread	.89%	.89%	.89%
Provision for loan losses	$40	$10	$10
Charge-offs	$17	$11	$13
Charge-off rate	.11%	.07%	.08%
30-day-plus delinquency rate	13.0%	13.1%	12.8%
90-day-plus delinquency rate	7.5%	7.7%	6.0%
Forbearance rate	12.2%	12.8%	12.3%

(Dollars in billions)
Number of accounts serviced for ED (in millions)	6.0	6.0	6.0
Total federal loans serviced	$294	$295	$293
Contingent collections receivables inventory	$15.4	$16.2	$8.6

DISCUSSION OF RESULTS — 2Q18 vs. 2Q17

•	Core Earnings for the segment were $148 million in second-quarter 2018, compared with the year-ago quarter’s $138 million.

•	Net interest income declined $13 million primarily due to the natural paydown of the portfolio.

•	Provision for loan losses increased $30 million as the result of a higher temporary charge-off estimate over the next several quarters.

•	Other revenue decreased $26 million primarily from a $31 million reduction due to new terms in a previously disclosed modified asset recovery and portfolio management contract.

•	Expenses decreased $43 million primarily due to the release of a $40 million reserve.

•	Income tax expense was $27 million lower as a result of the new tax law.

•	The company acquired $58 million of FFELP Loans in the second-quarter 2018.

•	At June 30, 2018, Navient held $76.6 billion of FFELP Loans, compared with $86.1 billion of FFELP Loans at June 30, 2017.

CONSUMER LENDING

In its Consumer Lending segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q18	1Q18	2Q17

Net interest income	$193	$195	$195
Provision for loan losses	72	77	95
Other revenue	3	3	—

Total revenue	124	121	100
Expenses	39	56	37

Pre-tax income	85	65	63

Net income	$66	$50	$40

Segment net interest margin	3.21%	3.23%	3.28%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.48%	3.46%	3.48%
Provision for loan losses	$72	$77	$95
Charge-offs	$75	$78	$122
Charge-off rate	1.3%	1.4%	2.3%
30-day-plus delinquency rate	5.9%	5.7%	6.0%
90-day-plus delinquency rate	2.7%	2.4%	2.8%
Forbearance rate	3.8%	4.2%	3.6%
Private Education Refinance Loans:
Charge-offs	$—	$—	$—
90-day-plus delinquency rate	—%	—%	—%
Average balance of Private Education Refinance Loans	$1,488	$940	$—
Ending balance of Private Education Refinance Loans	$1,756	$1,201	$—
Private Education Refinance Loan originations	$629	$500	$—

DISCUSSION OF RESULTS — 2Q18 vs. 2Q17

•	Navient originated $629 million of Private Education Refinance Loans in the second-quarter 2018. The company acquired (originated and purchased) $671 million of Private Education Loans in the second-quarter 2018.

•	Core Earnings for the segment were $66 million in second-quarter 2018, compared with the year-ago quarter’s $40 million.

•	Net interest income remained relatively constant.

•	Provision for loan losses decreased $23 million primarily due to continued improvement in the portfolio’s performance. Private Education Loan performance results include:

○	Private Education Loan delinquencies of 90 days or more: $602 million, down $56 million from $658 million in second-quarter 2017.

○	Private Education Loan delinquencies of 30 days or more: $1.3 billion, down $119 million from second-quarter 2017.

○	Private Education Loan charge-offs of $75 million, down $47 million from $122 million in second-quarter 2017.

•	Expenses were $2 million higher primarily related to operating costs for Earnest, acquired in November 2017.

•	Income tax expense was $12 million lower as a result of the new tax law.

•	At June 30, 2018, Navient held $22.6 billion of Private Education Loans (of which $1.8 billion were Refinance Loans), compared with $24.2 billion of Private Education Loans at June 30, 2017.

BUSINESS PROCESSING

In its Business Processing segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q18	1Q18	2Q17

Revenue from government services	$41	$53	$35
Revenue from healthcare services	24	20	18

Total fee revenue	65	73	53
Expenses	54	59	44

Pre-tax income	11	14	9

Net income	$8	$10	$6

EBITDA(1)	$12	$15	$10
EBITDA Margin(1)	18%	21%	18%
Contingent collection receivables inventory (in billions)	$11.6	$11.3	$12.3

DISCUSSION OF RESULTS — 2Q18 vs. 2Q17

•

Core Earnings for the segment were $8 million in second-quarter 2018, compared with $6 million in the year-ago quarter. The increase was primarily from Duncan Solutions, acquired in July 2017 and the growth in healthcare services revenue.

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see page 5.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release:

1. Core Earnings

The difference between the company’s Core Earnings and its GAAP results is attributable to (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. While these items are recognized under GAAP, they are excluded from Core Earnings results. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See Core Earnings on pages 13 - 21 for a reconciliation between GAAP net income and Core Earnings.

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the company’s unsecured debt. Management and Navient’s equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding required. See “Tangible Net Asset Ratio” on page 22 for a reconciliation of the tangible net asset ratio calculation.

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the amount of operating cash flow generated by the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those fee-based businesses. See “Earnings before Interest, Taxes, Depreciation and Amortization Expense (‘EBITDA’)” on page 22 for a reconciliation of the EBITDA calculation for the Business Processing segment.

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Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2017 (filed with the SEC on Feb. 26, 2018). Certain reclassifications have been made to the balances as of and for the three months ended June 30, 2017, to be consistent with classifications adopted for 2018, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, July 25, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 50696461 starting at 7:45 a.m. EDT.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through August 8 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 50696461.

This press release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our FFELP securitization trusts that could accelerate or delay repayment of the bonds beyond their legal final maturity date; reductions to our credit ratings, the credit ratings of asset- backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

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About Navient

Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin, California and other locations. Learn more at navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			SIX MONTHS ENDED
(In millions, except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
GAAP Basis
Net income attributable to Navient Corporation	$83	$126	$112	$210	$200
Diluted earnings per common share attributable to Navient Corporation	$.31	$.47	$.39	$.78	$.69
Weighted average shares used to compute diluted earnings per share	269	269	285	269	291
Net interest margin, Federal Education Loan segment	.68%	.79%	.83%	.74%	.82%
Net interest margin, Consumer Lending segment	3.27%	3.31%	3.32%	3.29%	3.24%
Return on assets	.31%	.47%	.39%	.39%	.35%
Ending FFELP Loans, net	$76,609	$79,403	$86,140	$76,609	$86,140
Ending Private Education Loans, net	22,568	22,923	24,223	22,568	24,223

Ending total education loans, net	$99,177	$102,326	$110,363	$99,177	$110,363

Average FFELP Loans	$78,170	$80,801	$85,321	$79,478	$86,032
Average Private Education Loans	23,320	23,754	23,114	23,536	23,306

Average total education loans	$101,490	$104,555	$108,435	$103,014	$109,338

Core Earnings Basis(1)
Net income attributable to Navient Corporation	$131	$107	$123	$238	$230
Diluted earnings per common share attributable to Navient Corporation	$.49	$.40	$.43	$.89	$.79
Weighted average shares used to compute diluted earnings per share	269	269	285	269	291
Net interest margin, Federal Education Loan segment	.82%	.83%	.81%	.82%	.80%
Net interest margin, Consumer Lending segment	3.21%	3.23%	3.28%	3.22%	3.22%
Return on assets	.49%	.40%	.43%	.44%	.40%
Ending FFELP Loans, net	$76,609	$79,403	$86,140	$76,609	$86,140
Ending Private Education Loans, net	22,568	22,923	24,223	22,568	24,223

Ending total education loans, net	$99,177	$102,326	$110,363	$99,177	$110,363

Average FFELP Loans	$78,170	$80,801	$85,321	$79,478	$86,032
Average Private Education Loans	23,320	23,754	23,114	23,536	23,306

Average total education loans	$101,490	$104,555	$108,435	$103,014	$109,338

(1)	Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation, of Core Earnings, see the section titled “Non-GAAP Financial Measures – Core Earnings.”

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				June 30, 2018 vs. March 31, 2018		June 30, 2018 vs. June 30, 2017
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	$	%	$	%
Interest income:
FFELP Loans	$760	$723	$668	$37	5%	$92	14%
Private Education Loans	442	431	386	11	3	56	15
Other loans	1	1	6	—	—	(5)	(83)
Cash and investments	24	17	10	7	41	14	140

Total interest income	1,227	1,172	1,070	55	5	157	15
Total interest expense	929	843	719	86	10	210	29

Net interest income	298	329	351	(31)	(9)	(53)	(15)
Less: provisions for loan losses	112	87	105	25	29	7	7

Net interest income after provisions for loan losses	186	242	246	(56)	(23)	(60)	(24)
Other income (loss):
Servicing revenue	71	69	70	2	3	1	1
Asset recovery and business processing revenue	99	109	111	(10)	(9)	(12)	(11)
Other income (loss)	13	(15)	6	28	187	7	117
Losses on debt repurchases	(7)	—	—	(7)	100	(7)	100
Gains (losses) on derivative and hedging activities, net	(40)	48	(25)	(88)	(183)	(15)	60

Total other income (loss)	136	211	162	(75)	(36)	(26)	(16)
Expenses:
Operating expenses	201	275	230	(74)	(27)	(29)	(13)
Goodwill and acquired intangible asset impairment and amortization expense	6	9	6	(3)	(33)	—	—
Restructuring/other reorganization expenses	2	7	—	(5)	(71)	2	100

Total expenses	209	291	236	(82)	(28)	(27)	(11)

Income before income tax expense	113	162	172	(49)	(30)	(59)	(34)
Income tax expense	30	36	60	(6)	(17)	(30)	(50)

Net income attributable to Navient Corporation	$83	$126	$112	$(43)	(34)%	$(29)	(26)%

Basic earnings per common share attributable to Navient Corporation	$.31	$.48	$.40	$(.17)	(35)%	$(.09)	(23)%

Diluted earnings per common share attributable to Navient Corporation	$.31	$.47	$.39	$(.16)	(34)%	$(.08)	(21)%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.16	$—	—%	$—	—%

	SIX MONTHS ENDED		Increase
	June 30,		(Decrease)
(In millions, except per share data)	2018	2017	$	%
Interest income:
FFELP Loans	$1,483	$1,298	$185	14%
Private Education Loans	873	760	113	15
Other loans	2	10	(8)	(80)
Cash and investments	41	17	24	141

Total interest income	2,399	2,085	314	15
Total interest expense	1,773	1,394	379	27

Net interest income	626	691	(65)	(9)
Less: provisions for loan losses	199	212	(13)	(6)

Net interest income after provisions for loan losses	427	479	(52)	(11)
Other income (loss):
Servicing revenue	140	146	(6)	(4)
Asset recovery and business processing revenue	207	210	(3)	(1)
Other income (loss)	1	(1)	2	200
Losses on debt repurchases	(8)	—	(8)	100
Gains (losses) on derivative and hedging activities, net	8	(41)	49	120

Total other income (loss)	348	314	34	11
Expenses:
Operating expenses	476	469	7	1
Goodwill and acquired intangible asset impairment and amortization expense	16	11	5	45
Restructuring/other reorganization expenses	9	—	9	100

Total expenses	501	480	21	4

Income before income tax expense	274	313	(39)	(12)
Income tax expense	64	113	(49)	(43)

Net income attributable to Navient Corporation	$210	$200	$10	5%

Basic earnings per common share attributable to Navient Corporation	$.79	$.70	$.09	13%

Diluted earnings per common share attributable to Navient Corporation	$.78	$.69	$.09	13%

Dividends per common share attributable to Navient Corporation	$.32	$.32	$—	—%

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	June 30, 2018	March 31, 2018	June 30, 2017
Assets
FFELP Loans (net of allowance for losses of $82, $59 and $61, respectively)	$76,609	$79,403	$86,140
Private Education Loans (net of allowance for losses of $1,297, $1,298 and $1,286, respectively)	22,568	22,923	24,223
Cash and investments	1,875	2,641	1,468
Restricted cash and investments	3,495	3,512	3,589
Goodwill and acquired intangible assets, net	798	802	658
Other assets	3,604	3,928	4,276

Total assets	$108,949	$113,209	$120,354

Liabilities
Short-term borrowings	$4,752	$5,131	$3,918
Long-term borrowings	98,690	102,797	110,778
Other liabilities	1,762	1,613	2,094

Total liabilities	105,204	109,541	116,790

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 445 million, 445 million and 439 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,134	3,127	3,056
Accumulated other comprehensive income, net of tax expense	203	173	7
Retained earnings	3,114	3,073	2,997

Total Navient Corporation stockholders’ equity before treasury stock	6,455	6,377	6,064
Less: Common stock held in treasury: 180 million, 180 million and 165 million shares, respectively	(2,741)	(2,740)	(2,524)

Total Navient Corporation stockholders’ equity	3,714	3,637	3,540
Noncontrolling interest	31	31	24

Total equity	3,745	3,668	3,564

Total liabilities and equity	$108,949	$113,209	$120,354

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended June 30, 2018 Compared with Three Months Ended June 30, 2017

For the three months ended June 30, 2018, net income was $83 million, or $0.31 diluted earnings per common share, compared with net income of $112 million, or $0.39 diluted earnings per common share, for the three months ended June 30, 2017. The decrease in net income was primarily due to a $53 million decrease in net interest income, a $7 million increase in the provisions for loan losses, and a $15 million increase in net losses on derivative and hedging activities. This was partially offset by a $29 million decrease in operating expenses and a $30 million decrease in income tax expense.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $53 million, primarily as a result of the amortization of the education loan portfolio, as well as from a decrease in net interest margin due primarily to an increase in the cost of funds.

•	Provisions for loan losses increased $7 million as a result of:

○	The provision for FFELP Loan losses was $40 million, up $30 million from the second quarter of 2017 due to a higher temporary charge-off estimate over the next several quarters.

○

The provision for Private Education Loan losses was $72 million, down $23 million from second-quarter 2017. Outstanding loans decreased $1.7 billion, charge-offs decreased $47 million, total loan delinquencies decreased $119 million and loan delinquencies of 90 days or more decreased $56 million compared with the year-ago quarter. These items were the primary drivers of the decrease in the provision for Private Education Loan losses.

•

Net losses on derivative and hedging activities increased $15 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Second-quarter 2018 and 2017 operating expenses included regulatory-related costs of $8 million and $3 million, respectively. Excluding these regulatory-related costs, operating expenses were $193 million in second-quarter 2018, a $34 million decrease from second-quarter 2017. This decrease was due to the release of a $40 million reserve. This was partially offset by $25 million of operating costs related to Duncan Solutions (acquired in July 2017) and to Earnest (acquired in November 2017), and $10 million in connection with a new revenue recognition accounting standard adopted (see below for further discussion). The remaining $29 million reduction in expenses was primarily a result of ongoing cost-saving initiatives across the Company.

•

During the second quarter of 2018, the Company incurred $2 million of restructuring/other reorganization expenses in connection with an effort that will reduce costs and improve operating efficiency. These charges were primarily severance-related costs.

•

The effective income tax rates for the second quarters of 2018 and 2017 were 26 percent and 35 percent, respectively. The decrease in the effective income tax rate was primarily the result of the “Tax Cuts and Jobs Act” (“TCJA”). Income tax expense decreased $30 million of which $16 million was a result of the lower tax rate in connection with the passage of the TCJA.

We repurchased 10.9 million shares of our common stock during the second-quarter 2017. There were no repurchases in the current quarter. As a result of repurchases made prior to 2018, our average outstanding diluted shares decreased by 16 million common shares (or 6 percent) from the year-ago period.

As of January 1, 2018, we adopted Accounting Standard Codification (“ASC”) 606, “Revenue from Contracts with Customers.” We determined there was no material change in the timing of our recognition of our asset recovery and business processing revenue or expenses and we did not record a cumulative adjustment as of January 1, 2018 as a result of the adoption of ASC 606. In connection with ASC 606, we recognized $1 million of business processing revenue and $1 million of expenses in second-quarter 2018 related to a contract in our Business Processing segment that would have not been recognized under the prior accounting standard until later in 2018.

The new guidance does not apply to financial instruments and transfers and servicing that are accounted for under other U.S. GAAP. Accordingly, the new revenue recognition guidance does not have an impact on our recognition of revenue and costs associated with our loan portfolios, investments, derivatives and servicing contracts. However, we considered the ASC 606 principal versus agent guidance with respect to certain asset recovery guarantor servicing contracts pursuant to which we serve in a portfolio management role and use third-party collection agencies. We determined that we are required under the new accounting standard to reflect payments to third-party collection agencies as revenue and operating expense. Under the prior accounting standards, we netted payments to third-party collection agencies against revenue. We adopted the new accounting standard using the “cumulative effect transition adjustment” which results in prospectively making this change in 2018. This change in accounting policy resulted in both asset recovery revenue and operating expense in the Federal Education Loan segment being $9 million higher in second-quarter 2018 with no impact on net income.

Six Months Ended June 30, 2018 Compared with Six Months Ended June 30, 2017

For the six months ended June 30, 2018, net income was $210 million, or $0.78 diluted earnings per common share, compared with net income of $200 million, or $0.69 diluted earnings per common share, for the six months ended June 30, 2017. The increase in net income was primarily due to a $13 million decrease in the provisions for loan losses, a $49 million increase in net gains on derivative and hedging activities, and a $49 million decrease in income tax expense. This was partially offset by a $65 million decrease in net interest income and a $7 million increase in operating expenses.

The primary contributors to each of the identified drivers of changes in net income for the current six-month period compared with the year-ago six-month period are as follows:

•

Net interest income decreased by $65 million, primarily as a result of the amortization of the education loan portfolio, as well as a decrease in net interest margin due primarily to an increase in the cost of funds.

•	Provisions for loan losses decreased $13 million as a result of:

○

The provision for Private Education Loan losses was $149 million, down $41 million from 2017. Outstanding loans decreased $1.7 billion, charge-offs decreased $106 million, total loan delinquencies decreased $119 million and loan delinquencies of 90 days or more decreased $56 million compared with the year-ago period. These items were the primary drivers of the decrease in the provision for Private Education Loan losses.

○	The provision for FFELP Loan losses was $50 million, up $28 million from 2017 due to a higher temporary charge-off estimate over the next several quarters.

•

Net gains on derivative and hedging activities increased $49 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

In the six months ended June 30, 2018 and 2017, we recorded regulatory-related costs of $12 million and $8 million, respectively. Excluding these regulatory-related costs, operating expenses were $464 million, a $3 million increase from the year-ago period. This increase was primarily due to $54 million of operating costs related to Duncan Solutions (acquired in July 2017) and to Earnest (acquired in November 2017), a $9 million one-time fee paid to convert $3 billion of Private Education Loans from a third-party servicer to Navient’s servicing platform and $24 million in connection with a new revenue recognition accounting standard adopted (see above for further discussion). These items were offset by the release of a $40 million reserve. The remaining $44 million decrease in expenses was primarily due to a general reduction in operating expenses across the business in connection with cost savings initiatives.

•

During the six months ended June 30, 2018, the Company incurred $9 million of restructuring/other reorganization expenses in connection with an effort that will reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

•

The effective income tax rates for the six months ended June 30, 2018 and 2017 were 24 percent and 36 percent, respectively. The decrease in the effective income tax rate was primarily the result of the TCJA. Income tax expense decreased $49 million of which $38 million was a result of the lower tax rate in connection with the passage of the TCJA.

We repurchased 18.3 million shares of our common stock during the six months ended June 30, 2017. There were no repurchases in the current period. As a result of repurchases made prior to 2018, our average outstanding diluted shares decreased by 22 million common shares (or 8 percent) from the year-ago period.

In connection with ASC 606, we recognized $9 million of business processing revenue and $6 million of expenses in the six months ended June 30, 2018 related to a contract in our Business Processing segment that would have not been recognized under the prior accounting standard until later in 2018. This change in accounting policy also resulted in both asset recovery revenue and operating expense in the Federal Education Loan segment being $18 million higher in the six months ended June 30, 2018 with no impact on net income.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Tangible Net Asset Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance. The following tables show Core Earnings for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED JUNE 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$775	$442	$—	$—	$1,217	$3	$(18)	$(15)	$1,202
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	12	3	—	9	24	—	—	—	24

Total interest income	788	445	—	9	1,242	3	(18)	(15)	1,227
Total interest expense	622	252	—	49	923	10	(4)	6	929

Net interest income (loss)	166	193	—	(40)	319	(7)	(14)	(21)	298
Less: provisions for loan losses	40	72	—	—	112	—	—	—	112

Net interest income (loss) after provisions for loan losses	126	121	—	(40)	207	(7)	(14)	(21)	186
Other income (loss):
Servicing revenue	68	3	—	—	71	—	—	—	71
Asset recovery and business processing revenue	34	—	65	—	99	—	—	—	99
Other income (loss)	—	—	—	3	3	7	(37)	(30)	(27)
Losses on debt repurchases	—	—	—	(7)	(7)	—	—	—	(7)

Total other income (loss)	102	3	65	(4)	166	7	(37)	(30)	136
Expenses:
Direct operating expenses	36	39	54	—	129	—	—	—	129
Overhead expenses	—	—	—	72	72	—	—	—	72

Operating expenses	36	39	54	72	201	—	—	—	201
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	36	39	54	74	203	—	6	6	209

Income (loss) before income tax expense (benefit)	192	85	11	(118)	170	—	(57)	(57)	113
Income tax expense (benefit)(2)	44	19	3	(27)	39	—	(9)	(9)	30

Net income (loss)	$148	$66	$8	$(91)	$131	$—	$(48)	$(48)	$83

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(21)	$—	$(21)
Total other income (loss)	(30)	—	(30)
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$(51)	$(6)	(57)

Income tax expense (benefit)			(9)

Net income (loss)			$(48)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$732	$431	$—	$—	$1,163	$8	$(17)	$(9)	$1,154
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	9	2	—	6	17	—	—	—	17

Total interest income	742	433	—	6	1,181	8	(17)	(9)	1,172
Total interest expense	571	238	—	42	851	(7)	(1)	(8)	843

Net interest income (loss)	171	195	—	(36)	330	15	(16)	(1)	329
Less: provisions for loan losses	10	77	—	—	87	—	—	—	87

Net interest income (loss) after provisions for loan losses	161	118	—	(36)	243	15	(16)	(1)	242
Other income (loss):
Servicing revenue	66	3	—	—	69	—	—	—	69
Asset recovery and business processing revenue	36	—	73	—	109	—	—	—	109
Other income (loss)	—	—	—	1	1	(15)	47	32	33

Total other income (loss)	102	3	73	1	179	(15)	47	32	211
Expenses:
Direct operating expenses	80	56	59	—	195	—	—	—	195
Overhead expenses	—	—	—	80	80	—	—	—	80

Operating expenses	80	56	59	80	275	—	—	—	275
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	9	9	9
Restructuring/other reorganization expenses	—	—	—	7	7	—	—	—	7

Total expenses	80	56	59	87	282	—	9	9	291

Income (loss) before income tax expense (benefit)	183	65	14	(122)	140	—	22	22	162
Income tax expense (benefit)(2)	42	15	4	(28)	33	—	3	3	36

Net income (loss)	$141	$50	$10	$(94)	$107	$—	$19	$19	$126

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(1)	$—	$(1)
Total other income (loss)	32	—	32
Goodwill and acquired intangible asset impairment and amortization	—	9	9

Total Core Earnings adjustments to GAAP	$31	$(9)	22

Income tax expense (benefit)			3

Net income (loss)			$19

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2017
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$664	$386	$—	$—	$1,050	$18	$(14)	$4	$1,054
Other loans	6	—	—	—	6	—	—	—	6
Cash and investments	7	1	—	2	10	—	—	—	10

Total interest income	677	387	—	2	1,066	18	(14)	4	1,070
Total interest expense	498	192	—	33	723	(1)	(3)	(4)	719

Net interest income (loss)	179	195	—	(31)	343	19	(11)	8	351
Less: provisions for loan losses	10	95	—	—	105	—	—	—	105

Net interest income (loss) after provisions for loan losses	169	100	—	(31)	238	19	(11)	8	246
Other income (loss):
Servicing revenue	70	—	—	—	70	—	—	—	70
Asset recovery and business processing revenue	58	—	53	—	111	—	—	—	111
Other income (loss)	—	—	—	4	4	(19)	(4)	(23)	(19)

Total other income (loss)	128	—	53	4	185	(19)	(4)	(23)	162
Expenses:
Direct operating expenses	79	37	44	—	160	—	—	—	160
Overhead expenses	—	—	—	70	70	—	—	—	70

Operating expenses	79	37	44	70	230	—	—	—	230
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6

Total expenses	79	37	44	70	230	—	6	6	236

Income (loss) before income tax expense (benefit)	218	63	9	(97)	193	—	(21)	(21)	172
Income tax expense (benefit)(2)	80	23	3	(36)	70	—	(10)	(10)	60

Net income (loss)	$138	$40	$6	$(61)	$123	$—	$(11)	$(11)	$112

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$8	$—	$8
Total other income (loss)	(23)	—	(23)
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$(15)	$(6)	(21)

Income tax expense (benefit)			(10)

Net income (loss)			$(11)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,507	$873	$—	$—	$2,380	$11	$(35)	$(24)	$2,356
Other loans	2	—	—	—	2	—	—	—	2
Cash and investments	19	6	—	16	41	—	—	—	41

Total interest income	1,528	879	—	16	2,423	11	(35)	(24)	2,399
Total interest expense	1,193	490	—	91	1,774	4	(5)	(1)	1,773

Net interest income (loss)	335	389	—	(75)	649	7	(30)	(23)	626
Less: provisions for loan losses	50	149	—	—	199	—	—	—	199

Net interest income (loss) after provisions for loan losses	285	240	—	(75)	450	7	(30)	(23)	427
Other income (loss):
Servicing revenue	134	6	—	—	140	—	—	—	140
Asset recovery and business processing revenue	70	—	137	—	207	—	—	—	207
Other income (loss)	1	—	—	5	6	(7)	10	3	9
Losses on debt repurchases	—	—	—	(8)	(8)	—	—	—	(8)

Total other income (loss)	205	6	137	(3)	345	(7)	10	3	348
Expenses:
Direct operating expenses	115	95	113	—	323	—	—	—	323
Overhead expenses	—	—	—	153	153	—	—	—	153

Operating expenses	115	95	113	153	476	—	—	—	476
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	16	16	16
Restructuring/other reorganization expenses	—	—	—	9	9	—	—	—	9

Total expenses	115	95	113	162	485	—	16	16	501

Income (loss) before income tax expense (benefit)	375	151	24	(240)	310	—	(36)	(36)	274
Income tax expense (benefit)(2)	86	35	6	(55)	72	—	(8)	(8)	64

Net income (loss)	$289	$116	$18	$(185)	$238	$—	$(28)	$(28)	$210

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(23)	$—	$(23)
Total other income (loss)	3	—	3
Goodwill and acquired intangible asset impairment and amortization	—	16	16

Total Core Earnings adjustments to GAAP	$(20)	$(16)	(36)

Income tax expense (benefit)			(8)

Net income (loss)			$(28)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2017
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,288	$759	$—	$—	$2,047	$38	$(27)	$11	$2,058
Other loans	10	—	—	—	10	—	—	—	10
Cash and investments	12	2	—	3	17	—	—	—	17

Total interest income	1,310	761	—	3	2,074	38	(27)	11	2,085
Total interest expense	956	379	—	62	1,397	2	(5)	(3)	1,394

Net interest income (loss)	354	382	—	(59)	677	36	(22)	14	691
Less: provisions for loan losses	22	190	—	—	212	—	—	—	212

Net interest income (loss) after provisions for loan losses	332	192	—	(59)	465	36	(22)	14	479
Other income (loss):
Servicing revenue	143	3	—	—	146	—	—	—	146
Asset recovery and business processing revenue	113	—	97	—	210	—	—	—	210
Other income (loss)	1	—	—	9	10	(36)	(16)	(52)	(42)

Total other income (loss)	257	3	97	9	366	(36)	(16)	(52)	314
Expenses:
Direct operating expenses	168	72	82	—	322	—	—	—	322
Overhead expenses	—	—	—	147	147	—	—	—	147

Operating expenses	168	72	82	147	469	—	—	—	469
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	11	11	11

Total expenses	168	72	82	147	469	—	11	11	480

Income (loss) before income tax expense (benefit)	421	123	15	(197)	362	—	(49)	(49)	313
Income tax expense (benefit)(2)	153	45	6	(72)	132	—	(19)	(19)	113

Net income (loss)	$268	$78	$9	$(125)	$230	$—	$(30)	$(30)	$200

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$14	$—	$14
Total other income (loss)	(52)	—	(52)
Goodwill and acquired intangible asset impairment and amortization	—	11	11

Total Core Earnings adjustments to GAAP	$(38)	$(11)	$(49)

Income tax expense (benefit)			(19)

Net income (loss)			$(30)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Core Earnings net income attributable to Navient Corporation	$131	$107	$123	$238	$230
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(51)	31	(15)	(20)	(38)
Net impact of goodwill and acquired intangible assets	(6)	(9)	(6)	(16)	(11)
Net tax effect	9	(3)	10	8	19

Total Core Earnings adjustments to GAAP	(48)	19	(11)	(28)	(30)

GAAP net income attributable to Navient Corporation	$83	$126	$112	$210	$200

(1)	Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(40)	$48	$(25)	$8	$(41)
Plus: Settlements on derivative and hedging activities, net(1)	(7)	15	19	7	36

Mark-to market gains (losses) on derivative and hedging activities, net(2)	(47)	63	(6)	15	(5)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(18)	(17)	(14)	(35)	(27)
Other derivative accounting adjustments(3)	14	(15)	5	—	(6)

Total net impact of derivative accounting	$(51)	$31	$(15)	$(20)	$(38)

(1)	See “Reclassification of Settlements on Derivative and Hedging Activities” below for a detailed breakdown of these components.

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Floor Income Contracts	$13	$31	$13	$44	$66
Basis swaps	(13)	45	(14)	31	(15)
Foreign currency hedges	(38)	(36)	13	(73)	(19)
Other	(9)	23	(18)	13	(37)

Total mark-to-market gains (losses) on derivative and hedging activities, net	$(47)	$63	$(6)	$15	$(5)

(3)	Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Reclassification of Settlements on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(3)	$(8)	$(18)	$(11)	$(38)
Net settlement income on interest rate swaps reclassified to net interest income	10	(7)	(1)	4	2

Total reclassifications of settlements on derivative and hedging activities	$7	$(15)	$(19)	$(7)	$(36)

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of June 30, 2018, derivative accounting has increased GAAP equity by approximately $108 million as a result of cumulative net mark-to-market gains (after tax) recognized under GAAP, but not in Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains related to derivative accounting.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Beginning impact of derivative accounting on GAAP equity	$115	$5	$(90)	$5	$(90)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(7)	110	(25)	103	(25)

Ending impact of derivative accounting on GAAP equity	$108	$115	$(115)	$108	$(115)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(51)	$31	$(15)	$(20)	$(38)
Tax impact of derivative accounting adjustment recognized in net income	13	(20)	5	(7)	13
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	31	99	(15)	130	—

Net impact of net mark-to-market gains (losses) under derivative accounting	$(7)	$110	$(25)	$103	$(25)

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods and are presented net of tax. As of June 30, 2018, the remaining amortization term of the net floor premiums was approximately 5 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of June 30, 2018, the remaining hedged period is approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	June 30, 2018(1)	March 31, 2018(1)	June 30, 2017
Unamortized net Floor premiums (net of tax)	$(150)	$(160)	$(153)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(661)	(678)	(564)

Total hedged Floor Income, net of tax(2)(3)	$(811)	$(838)	$(717)

(1)	Reflects a 23 percent effective tax rate at June 30, 2018 and March 31, 2018 as a result of the TCJA enacted on December 22, 2017. Year-ago period reflects a 37 percent effective tax rate.
(2)	$(1.1) billion, $(1.1) billion and $(1.1) billion on a pre-tax basis as of June 30, 2018, March 31, 2018 and June 30, 2017, respectively.
(3)	Of the $811 million as of June 30, 2018, approximately $117 million, $218 million and $189 million will be recognized as part of Core Earnings net income in 2018, 2019 and 2020, respectively.

(2)	Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Core Earnings goodwill and acquired intangible asset adjustments	$(6)	$(9)	$(6)	$(16)	$(11)

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the Company’s unsecured debt. Management and Navient’s equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding required. The tangible net asset ratio is calculated as:

(Dollars in billions)	June 30, 2018	March 31, 2018	June 30, 2017
GAAP assets	$108.9	$113.2	$120.4
Less:
Goodwill and acquired intangible assets	.8	.8	.7
Secured debt	90.8	94.2	100.6
Other liabilities, adjustments for the impact of derivative accounting under GAAP and unamortized net floor premiums	1.2	1.4	1.5

Tangible net assets	$16.1	$16.8	$17.6

Divided by:
Unsecured debt (par)	$13.1	$13.9	$14.4

Tangible net asset ratio	1.23x	1.21x	1.22x

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the amount of operating cash flow generated by the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those fee-based businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Pre-tax income	$11	$14	$9	$24	$15
Plus:
Depreciation and acquired intangible amortization expense(1)	1	1	1	2	1

EBITDA	$12	$15	$10	$26	$16

Divided by:
Total revenue	$65	$73	$53	$137	$97

EBITDA margin	18%	21%	18%	19%	16%

(1)	There is no interest expense in this segment.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance — GAAP and Core Earnings Basis

	June 30, 2018		March 31, 2018		June 30, 2017
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$929		$1,029		$1,236
Loans in forbearance(2)	885		969		870
Loans in repayment and percentage of each status:
Loans current	20,867	94.1%	21,096	94.3%	22,187	94.0%
Loans delinquent 31-60 days(3)	453	2.1	416	1.9	481	2.0
Loans delinquent 61-90 days(3)	252	1.1	313	1.4	287	1.2
Loans delinquent greater than 90 days(3)	602	2.7	547	2.4	658	2.8

Total Private Education Loans in repayment	22,174	100%	22,372	100%	23,613	100%

Total Private Education Loans, gross	23,988		24,370		25,719
Private Education Loan unamortized discount	(847)		(890)		(994)

Total Private Education Loans	23,141		23,480		24,725
Private Education Loan receivable for partially charged-off loans	724		741		784
Private Education Loan allowance for losses	(1,297)		(1,298)		(1,286)

Private Education Loans, net	$22,568		$22,923		$24,223

Percentage of Private Education Loans in repayment		92.4%		91.8%		91.8%

Delinquencies as a percentage of Private Education Loans in repayment		5.9%		5.7%		6.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.8%		4.2%		3.6%

Loans in repayment with more than 12 payments made		90%		91%		95%

Cosigner rate		60%		61%		65%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Loan Losses

Our allowance for Private Education Loan losses does not include Purchased Credit Impaired (“PCI”) loans as those loans are separately reserved for, as needed. Related to the $2.8 billion of Purchased Non-Credit Impaired Loans acquired in 2017 at a discount, there is no allowance for loan losses established as of June 30, 2018, as the remaining purchased discount associated with the Private Education Loans of $362 million as of June 30, 2018 remains greater than the incurred losses. However, in accordance with our policy, there was $3 million of both charge-offs and provision recorded for Purchased Non-Credit Impaired Loans in second-quarter 2018.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Allowance at beginning of period	$1,298	$1,297	$1,311	$1,297	$1,351
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans, acquired at a discount	3	6	—	9	—
Remaining loans	69	71	95	140	190

Total provision	72	77	95	149	190
Charge-offs:
Purchased Non-Credit Impaired Loans, acquired at a discount	(3)	(6)	—	(9)	—
Remaining loans	(72)	(72)	(122)	(144)	(259)

Total charge-offs(1)	(75)	(78)	(122)	(153)	(259)
Reclassification of interest reserve(2)	2	2	2	4	4

Allowance at end of period	$1,297	$1,298	$1,286	$1,297	$1,286

Charge-offs as a percentage of average loans in repayment (annualized)	1.3%	1.4%	2.3%	1.4%	2.4%
Allowance coverage of charge-offs (annualized)	4.3	4.1	2.6	4.2	2.5
Allowance as a percentage of the ending total loan balance	5.2%	5.2%	4.9%	5.2%	4.9%
Allowance as a percentage of ending loans in repayment	5.8%	5.8%	5.4%	5.8%	5.4%
Ending total loans(3)	$24,712	$25,111	$26,503	$24,712	$26,503
Average loans in repayment	$22,289	$22,660	$21,621	$22,474	$21,706
Ending loans in repayment	$22,174	$22,372	$23,613	$22,174	$23,613

(1)	Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)	Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of June 30, 2018, we considered several factors with respect to our Private Education Loan portfolio. There was a $1.7 billion decrease in Private Education Loans outstanding, total loan delinquencies of $1.3 billion were down $119 million from $1.4 billion in the year-ago quarter and loan delinquencies of 90 days or more decreased to $602 million, down $56 million from $658 million in the year-ago quarter. Charge-offs decreased to $75 million, down $47 million from $122 million in the year-ago quarter. Loans in forbearance increased to $885 million, up $15 million from $870 million in the year-ago quarter. As a result of these factors, the provision for Private Education Loan losses was $72 million in the second quarter of 2018, down $23 million from the second quarter of 2017.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and Core Earnings-basis are the same).

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Receivable at beginning of period	$741	$760	$800	$760	$815
Expected future recoveries of current period defaults(1)	19	19	29	38	63
Recoveries(2)	(36)	(38)	(40)	(74)	(84)
Charge-offs(3)	—	—	(5)	—	(10)

Receivable at end of period	$724	$741	$784	$724	$784

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $2.2 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Refinance Loans. We also have purchased and may purchase, in future periods, Private Education Refinance Loan, other Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases will be part of our ongoing liquidity needs. On January 24, 2018, we announced that we expect to restart our share repurchases in the second half of 2018. We entered into a derivative contract in May 2018 to purchase $60 million of common shares. We settled this contract in July 2018 by delivering $60 million in exchange for 4.3 million shares.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,625	$2,401	$1,156
Unencumbered FFELP Loans	429	445	936

Total GAAP and Core Earnings basis	$2,054	$2,846	$2,092

Average Balances

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,722	$1,496	$1,331	$1,609	$1,213
Unencumbered FFELP Loans	618	902	924	759	914

Total GAAP and Core Earnings basis	$2,340	$2,398	$2,255	$2,368	$2,127

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of June 30, 2018, March 31, 2018, and June 30, 2017, the maximum additional capacity under these facilities was $1.8 billion, $2.4 billion and $2.4 billion, respectively. For the three months ended June 30, 2018, March 31, 2018 and June 30, 2017, the average maximum additional capacity under these facilities was $1.6 billion, $2.2 billion and $2.8 billion, respectively. For the six months ended June 30, 2018 and 2017, the average maximum additional capacity under these facilities was $1.9 billion and $2.7 billion, respectively. As of June 30, 2018, the maturity dates of the FFELP Loan-other facilities ranged from November 2018 to January 2021.

Liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facilities. Maximum borrowing capacity under the Private Education Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of June 30, 2018, March 31, 2018 and June 30, 2017, the maximum additional capacity under these facilities was $830 million, $723 million and $255 million, respectively. For the three months ended June 30, 2018, March 31, 2018 and June 30, 2017, the average maximum additional capacity under these facilities was $719 million, $891 million and $203 million, respectively. For the six months ended June 30, 2018 and 2017, the average maximum additional capacity under these facilities was $804 million and $225 million, respectively. As of June 30, 2018, the maturity dates of the Private Education Loan facilities ranged from October 2018 to June 2020.

At June 30, 2018, we had a total of $6.4 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $3.2 billion of our unencumbered tangible assets of which $2.7 billion and $429 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of June 30, 2018, we had $10.0 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.0 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2017.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	June 30, 2018	March 31, 2018	June 30, 2017
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.8	$4.6	$4.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	5.2	5.2	6.2
Tangible unencumbered assets(1)	6.4	7.2	7.1
Senior unsecured debt	(13.0)	(13.8)	(14.3)
Mark-to-market on unsecured hedged debt(2)	—	(.1)	(.4)
Other liabilities, net	(.5)	(.2)	(.5)

Total tangible equity — GAAP Basis(1)	$2.9	$2.9	$2.9

(1)	At June 30, 2018, March 31, 2018 and June 30, 2017, excludes goodwill and acquired intangible assets, net, of $798 million, $802 million and $658 million, respectively.

(2)

At June 30, 2018, March 31, 2018 and June 30, 2017, there were $(70) million, $1 million and $336 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).